Exhibit 99.1

Perry Ellis International Reports Third Quarter Fiscal 2013 Results

•	Total revenue of $236.2 million in line with Company guidance

•	GAAP diluted EPS of $0.21

•	Adjusted diluted EPS of $0.25

•	Golf, women’s contemporary, and direct to consumer businesses continue strong profitable momentum

•	Inventory decreased 21% compared to last year to $157 million

•	Company maintains full fiscal 2013 adjusted diluted EPS guidance in a range of $1.75 - $1.80

MIAMI—(BUSINESS WIRE)—Nov 15, 2012—Perry Ellis International (NASDAQ:PERY) today reported results for the third quarter ended October 27, 2012 (“third quarter of fiscal 2013”).

Third Quarter Results from Operations

In the third quarter of fiscal 2013, total revenues were $236.2 million compared to $248.4 million in the quarter ended October 29, 2011 (“third quarter of fiscal 2012”) and in-line with Company guidance of an expected mid-single digit decrease. The Company noted that continued growth within golf, direct to consumer and women’s contemporary was offset by planned decreases in its Perry Ellis and Rafaella collection businesses.

Oscar Feldenkreis, President and Chief Operating Officer, commented, “The third quarter was highlighted by continued positive momentum in our Golf and direct to consumer platforms, substantial progress on our initiatives to improve our Perry Ellis and Rafaella collection businesses and the disciplined management of expenses and continued strong cash flow. We are very pleased with the growth we are driving across our golf platforms through all channels of distribution. Across our direct to consumer business we are generating consistent sales and margin increases fueled by our unique products and focused merchandising planning by door. We are well on our way with our repositioning efforts in our Perry Ellis and Rafaella collection businesses, and expect an improved consumer response to our holiday collections in the fourth quarter and an even greater positive impact in spring 2013.”

Gross margin for the third quarter of fiscal 2013 was 32.1% as compared to 33.2% for the comparable period last year. The decline was attributable to higher promotional levels in the collection businesses coupled with the lower margins on the Callaway transitioned businesses. On the positive side, gross margin expansion was realized in the golf business, as well as in the direct to consumer business.

Selling, general and administrative (“SG&A”) expenses for the third quarter of fiscal 2013 decreased $2.4 million to $64.0 million compared to $66.4 million in the third quarter of fiscal 2012. The Company remains disciplined in this area as it executes its streamlining and consolidating initiatives.

As reported under generally accepted accounting principles (“GAAP”), net income for the third quarter of fiscal 2013 was $3.2 million, or earnings per fully diluted share of $0.21, compared to net income of $6.5 million, or $0.40 per fully diluted share in the third quarter of fiscal 2012.

After considering the costs of the exit of underperforming brands, and the streamlining and consolidation of facilities and other strategic initiatives, earnings per fully diluted share, as adjusted, for the third quarter of fiscal 2013 was $0.25 compared to earnings per fully diluted share, as adjusted, of $0.40 in the third quarter of fiscal 2012. (See attached reconciliation “Table 1”)

Adjusted EBITDA for the third quarter totaled $12.5 million or 5.3% of revenue. (See attached reconciliation “Table 2”)

Nine Months Operations Review

For the nine months ended October 27, 2012 total revenues were $711.2 million compared to $751.1 million for the nine months ended October 29, 2011. The revenue reduction during the first nine months of the fiscal year, as compared to last year, was primarily attributable to softness in the Company’s collection businesses.

Adjusted EBITDA for the first nine months of fiscal 2013 totaled $42.9 million or 6.0% of revenue. (See attached reconciliation “Table 2”)

Net income for the first nine months of fiscal 2013 was $10.4 million, or $0.68 per fully diluted share, compared to $23.7 million, or $1.47 per fully diluted share in the first nine months of fiscal 2012. (See attached reconciliation “Table 1”)

After considering the costs associated with the exit of underperforming brands and businesses, the voluntary retirement program, the streamlining and consolidating of operations and strategic initiatives, earnings per fully diluted share, as adjusted, for the first nine months of fiscal 2013 was $0.95 compared to earnings per fully diluted share, as adjusted, of $1.55 in the first nine months of fiscal 2012. For the nine months of fiscal 2012, earnings per fully diluted share, as adjusted, excludes costs related to the impact of early extinguishment of debt and duplicate interest expense. (See attached reconciliation “Table 1”)

Balance Sheet Update

George Feldenkreis, Chairman and CEO of Perry Ellis International commented, “We are extremely pleased with the continued strengthening of our balance sheet. Inventory reduction continues to tighten ahead of sales. We believe that we have the balance sheet to fund our growth in our core businesses as well as provide ample capacity and liquidity under a wide range of economic conditions.”

The Company ended the third quarter of fiscal 2013 with $51.7 million in cash and cash equivalents and full availability under its senior credit facility. Inventories at quarter end totaled $157.5 million, a reduction of $40.8 million or 21% compared to $200.3 million as of October 29, 2011. As a result of the disciplined management of inventory, the Company ended the period with a net debt to total capitalization of approximately 25% as compared to 32% for the comparable prior year period.

Fiscal 2013 Guidance

The Company remains comfortable with revenue guidance ranging from $990 million to $1 billion, as well as fully diluted earnings per share as adjusted in a range of $1.75 to $1.80.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances, as well as select children’s apparel. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Rafaella®, Cubavera®, Ben Hogan®, Centro®, Solero®, Munsingwear®, Savane®, Original Penguin® by Munsingwear®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co.®, Axis®, Gotcha®, Girl Star®, MCD®, John Henry®, Mondo di Marco®, Redsand®, Manhattan®, Axist®, Farah®, Anchor Blue® and Miller’s Outpost®. The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike® and Jag® for swimwear, and Callaway®, PGA TOUR® and Champions Tour® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:

Perry Ellis International, Inc.

Anita Britt, 305-873-1210

SOURCE: Perry Ellis International, Inc.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended		Nine Months Ended
	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011

Revenues
Net sales	$229,330	$242,116	$691,436	$733,487
Royalty income	6,918	6,304	19,772	17,657

Total revenues	236,248	248,420	711,208	751,144
Cost of sales	160,453	165,970	478,348	499,456

Gross profit	75,795	82,450	232,860	251,688
Operating expenses
Selling, general and administrative expenses	63,984	66,356	196,434	193,101
Depreciation and amortization	3,424	3,369	10,314	9,982

Total operating expenses	67,408	69,725	206,748	203,083

Operating income	8,387	12,725	26,112	48,605
Costs on early extinguishment of debt	—	—	—	1,306
Interest expense	3,689	3,868	11,011	12,303

Net income before income taxes	4,698	8,857	15,101	34,996
Income tax provision	1,518	2,348	4,687	11,262

Net income	$3,180	$6,509	$10,414	$23,734

Net income, per share
Basic	$0.22	$0.42	$0.71	$1.58

Diluted	$0.21	$0.40	$0.68	$1.47

Weighted average number of shares outstanding
Basic	14,662	15,317	14,669	15,009
Diluted	15,295	16,391	15,275	16,131

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	October 27, 2012	January 28, 2012

Assets
Current assets:
Cash and cash equivalents	$51,659	$24,116
Accounts receivable, net	154,947	145,563
Inventories	157,473	198,264
Other current assets	28,789	33,733

Total current assets	392,868	401,676

Property and equipment, net	54,337	56,496
Intangible assets, net	248,517	242,634
Goodwill	13,794	13,794
Other assets	9,296	9,595

Total assets	$718,812	$724,195

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$89,418	$80,253
Accrued expenses and other liabilities	21,058	23,142
Accrued interest payable	1,018	4,186
Unearned revenues	4,363	4,179

Total current liabilities	115,857	111,760

Long term liabilities:
Senior subordinated notes payable, net	150,000	150,000
Senior credit facility	—	21,679
Real estate mortgages	24,415	25,114
Deferred pension obligation	15,618	17,326
Unearned revenues and other long-term liabilities	34,170	31,821

Total long-term liabilities	224,203	245,940

Total liabilities	340,060	357,700

Equity

Total equity	378,752	366,495

Total liabilities and equity	$718,812	$724,195

	—	—

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 1

Reconciliation of the three and nine months ended October 27, 2012 and October 29, 2011 net income and earnings per share to adjusted net income and adjusted earnings per share.

(UNAUDITED)

(amounts in 000’s, except per share information)

	Three Months Ended		Nine Months Ended
	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Net income	$3,180	$6,509	$10,414	$23,734
Plus:
Costs on exited brands	400	—	2,245	—
Costs of streamlining and consolidation of operations, and other strategic initiatives	936	—	2,397	—
Costs of voluntary retirement	—	—	2,420	—
Costs on early extinguishment of debt	—	—	—	1,306
Duplicate interest from March 8 to April 6, 2011	—	—	—	745
Less:
Gain on asset sales	(410)	—	(410)
Tax benefit	(358)	—	(2,545)	(718)

Net income, as adjusted	$3,748	$6,509	$14,521	$25,067

	Three Months Ended		Nine Months Ended
	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Net income per share, diluted	$0.21	$0.40	$0.68	$1.47
Net per share costs on exited brands	0.02	—	0.09	—
Net per share costs of streamlining and consolidation of operations, and other strategic initiatives	0.04	—	0.10	—
Net per share costs of voluntary retirement	—	—	0.10	—
Net per share costs on early extinguishment of debt	—	—	—	0.05
Net per share duplicate interest from March 8 to April 6, 2011	—	—	—	0.03
Net per share gain on asset sales	(0.02)	—	(0.02)	—

Adjusted net income per share, diluted	$0.25	$0.40	$0.95	$1.55

“Adjusted net income per share, diluted” consists of “net income per share, diluted” adjusted for the impact of the costs on exited brands, costs of streamlining and consolidation of operations, and other strategic initiatives, costs of voluntary retirement, early extinguishment of debt, duplicate interest from March 8, 2011 to April 6, 2011, the time during which the retired debt and the new debt were simultaneously outstanding, and gain on asset sales. These costs and gain are not indicative of our core operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed, net of taxes, from the calculation.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 2

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Nine Months Ended
	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011

Net income	$3,180	$6,509	$10,414	$23,734
Plus:
Depreciation and amortization	3,424	3,369	10,314	9,982
Interest expense	3,689	3,868	11,011	12,303
Costs on early extinguishment of debt	—	—	—	1,306
Income tax provision	1,518	2,348	4,687	11,262

EBITDA	11,811	16,094	36,426	58,587

Costs on exited brands	400	—	2,245	—
Costs of streamlining and consolidation of operations, and other strategic initiatives	715	—	2,176	—
Costs of voluntary retirement	—	—	2,420	—
Gain on asset sales	(410)	—	(410)	—

EBITDA, as adjusted	$12,516	$16,094	$42,857	$58,587

Gross profit	$75,795	$82,450	$232,860	$251,688
Less:
Selling, general and administrative expenses	(63,984)	(66,356)	(196,434)	(193,101)
Plus:
Costs on exited brands	400	—	2,245	—
Costs of streamlining and consolidation of operations, and other strategic initiatives	715	—	2,176	—
Costs of voluntary retirement	—	—	2,420	—
Gain on asset sales	(410)	—	(410)	—

EBITDA, as adjusted	12,516	16,094	42,857	58,587

Total revenues	$236,248	$248,420	$711,208	$751,144

EBITDA margin percentage of revenues	5.3%	6.5%	6.0%	7.8%

(1)	Adjusted EBITDA consists of (loss) earnings before interest, taxes, depreciation, amortization, costs on early extinguishment of debt, costs on exited brands, costs of streamlining and consolidation of operations, and other strategic initiatives, as well as, costs associated with voluntary retirements and the gain on sale of assets. Adjusted EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. In addition, we present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across periods on a consistent basis by excluding items that we do not believe are indicators of our core operating performance.